Exhibit 14

CoBiz Financial Inc.

Code of Conduct & Ethics

The Board of Directors of CoBiz Financial Inc. (the “Board”) has adopted this Code of Conduct and Ethics to guide the officers, directors and employees (“Company Associates”) of CoBiz Financial Inc. and its subsidiaries (the “Company”) in the performance of their responsibilities to the Company. In adopting this policy, the Board has strongly reaffirmed the Company’s commitment to honest, lawful and ethical conduct at all levels of the organization and to the establishment and preservation of a culture in which conduct that falls below those standards is not tolerated. The Board is committed to maximizing the profitability and value of the Company for its shareholders, and it believes that dishonest, unlawful or unethical behavior impedes rather than promotes the accomplishment of that objective.

It is impossible to define “ethics” or “honesty” in detailed rules that cover every situation. Rather, ethics and honesty are principles to be applied in a particular situation to reach the right result. There will always be uncertainties and gray areas. To assist Company Associates in applying the principles set forth in this Code, the Board has appointed a Director of Internal Audit to consult on a confidential basis with respect to any situation that may arise.

The following sections of the Code address specific areas of concern, but the general principles of honesty, compliance with law, ethical behavior and accurate and full disclosure apply to every aspect of the Company’s operations. The Code establishes a Company-wide expectation that all Company Associates are expected to do their best to fulfill and to assure that others fulfill.

Compliance with Law

It should go without saying that no one is expected, encouraged or authorized to break any law or regulation, or cause the Company to break any law or regulation, in the course of performing his or her duties as a Company Associate. No matter what the apparent short-term benefits to the Company of ignoring a legal requirement, the long-term effect will always be negative.

As a regulated financial institution and a publicly traded company, the Company is subject to a significant regulatory compliance burden embodied in a host of different and very complex laws and regulations. This places an extra burden on all Company Associates to become familiar with and carefully comply with all legal requirements applicable to their areas of responsibility. It also magnifies the consequences of non-compliance. Even though a particular instance of non-compliance may not be of great economic significance, the fact of non-compliance alone can result in significant consequences to the Company. If you are unsure about any legal requirement with which you are required to deal, it is your responsibility to ask your immediate supervisor. The only stupid question is the one you do not ask. It is the Company’s responsibility to ensure that any questions you ask are answered completely and promptly.

Conflicts of Interest

Company Associates should not engage in any conduct or transaction in which their own personal interest conflicts or appears to conflict with the interests of the Company. The same concern arises if the interests of a family member, or a company in which you or a family member own a meaningful interest, conflict or appear to conflict with the interests of the Company.

In performing your responsibilities as a Company Associate, you are expected to make all decisions solely with the best interests of the Company in mind. You cannot be expected to act solely in the best interests of the Company when your own interest would be adversely or favorably affected by an action taken on the Company’s behalf. The only way to avoid such a conflict is to avoid the situation in the first place. Even if you believe in good faith that you will be able to ignore your personal interests, the existence of the conflict creates an appearance of impropriety that would raise questions about the transaction.

Examples of actions that may create a conflict of interest include:

• Making a meaningful investment in a business entity with which the Company does business (e.g., supplier, customer, etc.).

• Transacting business with the Company on your own behalf or on behalf of a family member or affiliated entity.

• Owning an interest in a competitor of the Company.

• Attempting to influence a decision by Company personnel for the purpose of benefiting yourself or a family member or affiliated entity.

• Serving as an officer or director of or a consultant to a customer or supplier of the Company.

Obviously, these principles must be applied with common sense. Most Company Associates have accounts with the Company’s bank and/or use one or more other services offered by the Company. As long as such transactions are conducted in the ordinary course of business and in accordance with established Company policies, no conflict arises. Similarly, you or a business entity in which you have an interest may conduct business with competitors of the Company (e.g., obtaining mortgages or business loans) for a variety of reasons, including historical relationships or legal limitations on business conducted with the Company. As long as such transactions are conducted in the ordinary course of business and in a manner that does not affect your ability to act solely in the interests of the Company, a conflict does not arise.

Similarly, owning a small passive investment interest in a larger publicly traded bank holding company or other financial services company would not represent a conflict, even though the company had a presence in one or more of the Company’s markets. If, on the other hand, you were to invest in a smaller company that competes head to head with the Company in its markets, a conflict would arise because your actions could influence whether prospective customers choose to do business with the Company or with its competitor. If you own or acquire an interest in a competitor of the Company — large or small — you must disclose that to the Director of Internal Audit, who will inform you whether the investment appears to present a conflict of interest.

Finally, there may be many situations in which serving as an officer or director of a customer does not present an impermissible conflict. Indeed, the Company has historically asked the owners or executives of significant customers to be on its Board, not only because of their business judgment but also because of the customer perspective they can provide. You are required to disclose to the Director of Internal Audit any position you hold with a customer, and the Director of Internal Audit will make a judgment as to whether the position presents a conflict of interest. In any event, you should not take or participate in any action or decision on behalf of the Company that involves a customer with which you have such a relationship.

Occasionally, a conflict may arise from a situation or relationship that already exists and did not constitute a conflict originally. In those cases, you must either terminate the relationship (e.g., by selling any interest in or resigning as an officer or director of an entity with which the Company begins doing business) or disclosing the matter to the Director of Internal Audit, requesting a waiver and cooperating in the establishment of appropriate procedures to neutralize the conflict.

Favors and Gifts

Company Associates must exercise great care in the matter of giving and receiving favors and gifts to and from persons and entities with which the Company does business.

Clearly, Company Associates with sales responsibilities will, in the ordinary course of their duties, have occasion to “wine and dine” customers and prospective customers. Similarly, customers or vendors may entertain Company Associates at lunch, sporting or other entertainment events and the like. These types of activities do not usually create a problem. Only when the value involved is great enough to create a conflict of interest or is intended to cause a Company Associate to take actions that may not be in the Company’s best interest is a problem presented.

In addition, the Bank Bribery Act makes it a crime for a director, officer or employee of a financial institution to solicit for themselves or for a third party anything of value from anyone in return for any business, service or confidential information of the Company or accepting anything of value from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

Because you will be the one facing the conflict, the safe course is to discuss any questionable situation with the Director of Internal Audit.

Here are a few simple rules designed to avoid the most frequent problems:

• Never seek, accept or agree to accept anything of value from a person who has a business relationship with the Company which may have been made or was made with the intent to corruptly influence your conduct.

• Never make or offer to make a payment or gift of more than $200 to an employee of a customer of the Company.

• Never seek or accept a payment or gift (including special pricing or other terms for goods or services) of more than $200 from a customer or vendor of the Company.

• Be especially careful in dealing with government employees, as many of them are prohibited from accepting anything (even lunch).

Company Associates generally may accept, in an amount that is equal to no more than $200 in actual or estimated value and so long as it was not made with the intent to corruptly influence your conduct, the following:

• Meals, travel arrangements or entertainment when paid for in the course of business if the expense would have been paid for by the Company as a reasonable business expense, if not paid by the third party.

• Holiday season gifts, or gifts that relate to commonly recognized events or occasions such as a promotion, new job, wedding, retirement, etc. from a person who has a business relationship with the Company, provided those gifts are of reasonable value.

• Gifts from a person who has a business relationship with the Company, provided the acceptance is based on a family or personal relationship existing independent of the business of the Company and where the circumstances clearly indicate that the business of the Company was not the motivating factor.

• Benefits available to the general public under the same conditions from persons having a business relationship with the Company (e.g., advertising or promotional materials and discounts or rebates on merchandise or services).

• Civic, charitable, educational or religious organizational awards for recognition of service or accomplishment.

The acceptance of cash, gifts or other items of value that do not fall within the exceptions noted above must be reported in writing to the Director of Internal Audit, who must authorize the receipt of the item.

Again, if you encounter a situation in which you are unsure of the propriety of giving or receiving a favor or gift, talk it over with the Director of Internal Audit.

Disclosure of Confidential Information and Trading in Securities

All Company Associates have been provided with a copy of the CoBiz Financial Insider Trading Policy, which describes the Company’s policies on preserving the confidentiality of material nonpublic information concerning the Company and trading in Company securities. Compliance with those policies is a requirement of this Code. The same concerns arise with respect to information relating to a customer of the Company and trading in a customer’s securities. As a financial institution, the Company obtains extensive financial information about its customers and prospective customers, much of which is not publicly available. Customers provide this information with the expectation that it will be used solely for the purpose of transactions with the Company and will not be disclosed to persons outside the Company. Any use of customer information for other purposes, including trading in a customer’s securities, or any disclosure of customer information to a third party, is a breach of faith with the customer and is a serious violation of this Code. Our ability to continue to attract and retain customers depends upon their ability to rely upon our integrity and discretion in handling the information they provide.

Company Systems and Information

The Company has established systems and procedures designed to capture and properly record and report information concerning its assets, liabilities and operations. This information is necessary to enable the Company to comply with its obligations to government agencies and the investing public, as well as to allow the Board and management to make informed business decisions. All Company Associates are required to learn the procedures applicable to their individual activities and areas of responsibility and to be careful and accurate in reporting information pursuant to those procedures. The efficacy of the Company’s systems and controls depends upon each individual’s compliance with applicable procedures. It is critical that all information that you are required to provide as part of your responsibilities be provided fully, accurately and on a timely basis. Any attempt to “improve” on the facts or to cover up a mistake, and any failure to invest the time and effort required to provide complete and accurate information, is a violation of this Code. So also is any failure to correct an error previously made, whether by yourself or by another person. If you discover an error in the Company’s records, you must either correct it promptly (if that is within your responsibilities) or report it to your immediate supervisor or to the Director of Internal Audit.

A closely allied issue relates to the use of Company funds or other assets. It is critical that all Company assets be properly recorded and accounted for on its books. Any attempt to establish a “slush fund” or other unrecorded asset is a clear violation of the Code, no matter how small the amount.

Cooperation with Auditors

The Company’s internal and outside auditors play a central role in assuring that the financial information that the Company releases is complete and accurate. In order to do that job, our auditors must receive accurate information from Company Associates. All Company Associates are expected to cooperate fully with our auditors and to ensure that all information provided to them is correct and complete. Any failure to do so, and any effort to impede or mislead the auditors, is a violation of this Code, and can be a criminal act.

Document Retention

The Company has established policies with respect to the retention and preservation of its records. Any failure to comply with those policies is a violation of the Code. If you are unsure what those policies require, you should ask your immediate supervisor or the Director of Internal Audit.

If you learn of a subpoena or pending or threatened lawsuit or governmental investigation, you should immediately contact the Director of Internal Audit. In those circumstances, it is especially important that the Company does not destroy documents or other records that may be relevant to the matter. Under no circumstances will selective destruction of records or the removal of records from the Company’s premises be tolerated.

Other Disclosure Issues

In addition to the financial information that goes into the preparation of its financial statements, the Company is required to provide a great deal of non-financial information in its reports to the Securities and Exchange Commission. Generally, the Company is required to disclose all “material” information to the investing public. In order to help the Company fulfill that obligation, if you become aware of any fact or circumstance that will or may have a material effect on the Company (other than general economic conditions), you should bring it to the attention of the Director of Internal Audit so that it can be evaluated. As the Company grows, the dollar amount required for a matter to be material increases. However, some matters may be material on qualitative rather than quantitative grounds. If you are in doubt, bring the matter to the attention of the Director of Internal Audit so that others may participate in making a materiality judgment.

In order for disclosure to be effective, the information must be set forth fully, fairly and in a manner that makes it understandable to the reader. Company Associates who are involved in the preparation of the Company’s public filings, news releases and other disclosure documents are expected to present the information being disclosed as simply as possible and not to obscure the disclosure with excessive technical jargon. Employees bringing potentially material information to the attention of the Director of

Internal Audit are required to disclose all relevant facts so that the disclosure decision is made on a fully informed basis.

The Company speaks to the public and to market analysts through its news releases, reports filed with the Securities and Exchange Commission, annual reports to shareholders and conference calls in which the public is invited to participate. The Company Associates who participate in that process are carefully selected and trained to ensure that the proper information is communicated in an appropriate manner. No one else should talk to the media or to a market analyst. Even an inadvertent disclosure of material nonpublic information may have serious consequences for the Company and, as described in the Company’s policy on confidentiality and trading in Company securities, may result in civil and criminal penalties for the person making the disclosure.

Reporting Violations

It is your personal responsibility not only to comply with this Code, but also to help the Company ensure that all Company Associates comply with this Code. That includes reporting violations or suspected violations of the Code. Many people are reluctant to be regarded as a “whistle blower” or a “snitch.” That is not the proper way to view reporting violations of the Code. It is and should be a matter of personal pride. All Company Associates should take pride in their own honesty and integrity and in the honesty and integrity of those with whom they work, and therefore should take pride in the honesty and integrity of the Company as an organization. If anyone in the Company does not live up to these standards, it is an affront to the rest of the Company Associates who do. Conduct that does not comply with the standards established in this Code will not be tolerated by the Company and should not be tolerated by you.

You have considerable flexibility in deciding how to report violations or suspected violations of the Code. Ordinarily, a report would be made to your immediate supervisor. However, if you are not comfortable making the report to your supervisor, you may report to the Director of Internal Audit. A report to the Director of Internal Audit may be made in person or, if you prefer, in writing. A written report may be made anonymously. To make a personal report, contact the Director of Internal Audit at (720) 264-5529. To make a written report, send the report and any related materials to the Director of Internal Audit, c/o COBIZ FINANCIAL INC., Attn: Dale Reinhardt at 821 17th Street, Denver, CO 80202. In addition, you have access to the Chair of the Audit Committee of the Board. To make a personal report, contact the Chair of the Audit Committee at (303) 383-1281. To make an anonymous written report you have two options:

• From an external email address you can send your report to confidential@cobizfinancial.com. The CoBiz email system will mask the sending email address and forward this email to the Chair of the Audit Committee.

• An internal report can be created by going to the CoBiz Bunkhouse, select “CoBiz Companies Home”. From the horizontal navigation bar select “Whistleblower Disclosure Form”. Describe the general nature and details of the matter and select “submit form”. An anonymous report will be forwarded to the Chair of the Audit Committee.

Just as it is your responsibility to report violations and suspected violations, it is the Company’s responsibility to investigate all reports in good faith. You have the Company’s commitment that any report you make will be investigated promptly and thoroughly. You also have the Company’s commitment that you will not be subject to any form of retaliation for making a report, regardless of the result of the investigation. The Board of Directors has appointed Dale Reinhardt as the Director of Internal Audit for this Code. The Director of Internal Audit will report directly to the Company’s Audit Committee on any issues related to this Code. The Director of Internal Audit is responsible generally for interpreting, overseeing and enforcing the Code. From your standpoint, the most important functions of the Director of Internal Audit are to:

• Assist Company Associates in interpreting the requirements of the Code and the various policies referred to in the Code.

• Assist Company Associates in evaluating particular situations to determine what course of action is appropriate under the Code.

• Receive and investigate reports of violations or possible violations of the Code.

To the maximum possible extent, all communications between you and the Director of Internal Audit will be kept confidential. Investigations by the Director of Internal Audit will be conducted promptly. It is important to leave the investigative function to the Director of Internal Audit. Any attempt to conduct your own investigation may complicate matters once the Director of Internal Audit begins his or her investigation.

Enforcement

All suspected violations of the Code will be investigated by the Director of Internal Audit. If that investigation establishes that a violation has occurred, appropriate action will be taken to enforce the Code and assure that similar violations do not occur. In the case of an employee, a violation may result in disciplinary action, including termination of employment. In the case of a director, the violation will be reported to the audit committee of the Board. In either case, if the violation was criminal in nature, it may be reported to the appropriate authorities.

Waivers

In exceptional circumstances, the Company may be willing to waive compliance with a specific requirement of this Code. For example, if a new employee already owns a meaningful interest in a customer of the Company upon commencement of employment, it may be possible to structure the employee’s duties in such a way that he or she does not deal with matters relating to that customer, in which case a waiver might be appropriate.

Waivers may only be granted by the Director of Internal Audit. Waivers for directors and executive officers must also be approved by the Board and will be disclosed, together with the reasons for the waiver, in the Company’s public filings. To request a waiver, you must submit a written request to the Director of Internal Audit setting forth the material facts. Failure to provide all relevant information in connection with a request for a waiver would be a violation of the principles set forth in this Code and would nullify any waiver granted. If a waiver is granted, the Director of Internal Audit will provide you with a written statement describing the nature, extent and conditions of the waiver. You will be obligated to inform the Director of Internal Audit of any change in the relevant facts after a waiver is granted. All waivers given will be disclosed to the Audit Committee.

Conclusion

As the recent corporate scandals indicate, corporations get in trouble when the corporate culture allows or even encourages individual employees to profit at the expense of the corporation and its stockholders by violating applicable legal and ethical principles. The primary purpose of this Code is to assure that the Company’s culture does not tolerate such behavior. However, unless each of us accepts the responsibility of complying with and insisting that others comply with the Code, it will just be a piece of paper. If each of us abides by and insists that others abide by the principles of honesty and integrity underlying the Code, the Company will continue to prosper and to make us all proud of our association with it.